Exhibit 10.40

August 22, 2005

Mr. James R. Bolch
12 Jordan Lane
Unionville, CT 06085

Dear Jim,

I am pleased to present you with an offer for the position of Senior Vice President & Sector President reporting to me, with responsibility for the leadership of Ingersoll-Rand’s Industrial Technologies business located in Davidson, NC. You will be presented to the Board of Directors at their first meeting following your date of hire for election as a Senior Vice President and Officer of Ingersoll-Rand Company Limited to take effect on the date of your election.

1.	Your starting base salary will be at an annual rate of $375,000 (three hundred, seventy-five thousand U.S. dollars) paid monthly.

2.
Additionally, you will receive a sign-on cash award of up to $210,000 (the final amount will be based on what you owe Schindler as a result of your resignation), which will be paid as soon as administratively practical following your start date.

3.
You will be eligible to participate in the Annual Incentive Matrix (AIM) Program. Your annual opportunity is targeted at 80% of base salary depending upon your performance and the performance of Ingersoll-Rand Company Limited. For performance year 2005 your annual incentive opportunity will be pro-rated, unless, as a result of your termination from Schindler, you lose your award. If you do lose the Schindler award, your IR annual incentive opportunity will be based on a full year of service, up to the target value of $300,000.

4.
You will be recommended for a sign-on award of 20,000 (twenty thousand) (post-split) non-qualified stock options. This award is subject to approval by the Compensation Committee of the Ingersoll Rand Company Board of Directors (the “Committee”) and to the terms and conditions of awards made under our Incentive Stock Plan. These options will be priced at the fair market value of Ingersoll-Rand stock on the day the Committee considers and approves awards. Your award recommendation will be considered by the Committee at their first meeting following your first day of employment.

In future years you will be eligible to receive stock option awards under the Plan as administered by the Compensation Committee of the Board. Currently, your annual target award is 45,000 (forty-five thousand) (post-split) option shares. Annual stock option awards are contingent on and variable with your performance and the Company’s financial performance, specifically, earnings per share against plan. If you join us by October 1, 2005, your annual stock option award opportunity for performance year 2005 (awarded February 2006) will be prorated. If you join us after this date, you will receive no option shares for performance year 2005, but will instead be eligible for performance year 2006.

James Bolch	2	August 22, 2005

5.
You will be recommended as a participant in the IR Performance Share Program (PSP) for a target award of 7,000 (post-split) performance shares for performance year 2006 (payable February 2007). Awards under the IR Performance Share Program are both contingent on and variable with achievement of specific objectives. The objectives are established each year by the Chairman and Board of Directors, and include several strategic objectives aimed at improving organizational effectiveness and several financial performance metrics, which for 2006 are E.P.S., Free Cash Flow and R.O.I.C. Awards from this plan are distributed as cash (unless deferred) in February following the Board’s approval. In subsequent years, you will be eligible for additional annual awards of similar value with qualifying criteria set at the time of each award.

6.
You will be eligible to participate in the IR Executive Deferred Compensation Plan (EDCP). The EDCP gives you the opportunity to defer your AIM award, PSP award and up to 50% of your base salary on a pretax basis. In addition, as a selected IR leader, you will also be eligible to receive a 20% company match on AIM and PSP deferrals invested in IR stock equivalents. Information regarding the EDCP will be sent to you and a representative from our vendor, TBG Financial, will contact you to explain this program.

7.
Additionally, you will be recommended for a sign-on award of 7,000 (seven thousand) (post-split) IR employment shares to be contributed to the Company’s Executive Deferred Compensation Plan (EDCP) and invested in IR stock equivalents, with vesting in 2009. The value will fluctuate with the value of IR’s share price and dividends.

8.
You will be eligible for the complete program of employee benefits offered to all Ingersoll-Rand salaried employees in accordance with the terms and conditions of those plans. Please note that your medical and life insurance coverage with Ingersoll-Rand will commence on the first day of the month following employment. A summary of Ingersoll-Rand’s key benefits is enclosed.

9.	You will be entitled to four (4) weeks of paid vacation per year, which exceeds our normal company policy.

10.
You will be provided a company automobile in accordance with our company car policy, which in your case provides an executive automobile with a purchase value of up to $60,000. A portion of the benefit will be imputed to your statement of gross income for tax purposes.

11.	You will be eligible for the Company’s Executive Health Program, a copy of which is enclosed.

12.
This position is eligible for participation in the Elected Officer Supplemental Program (EOSP). The EOSP is a non-qualified defined benefit pension plan that substantially augments IR’s qualified pension plan and, as its name denotes, is reserved for elected officers of the company. A brief summary is enclosed.

13.
As an elected officer, you are eligible for financial and retirement counseling services through AYCO, a division of Goldman-Sachs. This service includes investment strategy and tax filing assistance. A portion of the cost for these services is imputed to your annual income. A representative from AYCO will contact you after your employment date.

James Bolch	3	August 22, 2005

14.
Also, as an elected officer, you will be given a standard Change of Control Agreement, which provides economic security in the form of cash payments to the participant and guaranteed coverage under certain benefit plans in the event of job loss caused by the sale of all (or a substantial part of) the company.

15.
You will be eligible for the Company’s Relocation Program. The timing of the relocation will be at your discretion. A representative from Cendant Mobility will be in touch with you to explain the program and to discuss the timing of your relocation.

16.
In the unlikely event of your involuntary termination from Ingersoll-Rand within the two years from your date of hire for other than gross cause, as consideration for your release of whatever claims might be made, you will receive severance of one year’s base salary plus whatever pro-rata Annual Incentive Matrix (AIM) and Performance Share (PSP) award is earned as of your termination date, to be paid according to plan provisions. You will also have 90 days following your termination date within which to exercise your vested options.

17.	This offer is conditional upon satisfactorily passing a drug test, finalization of our reference checking and fulfilling the requirements of the Immigration Reform and Control Act of 1986.

Jim, we all believe that you will make a significant contribution in this new role and look forward to having you join our executive team. If you have any questions regarding your compensation and benefits, please contact Rob Butler (201-573-3137), Connie Roseler (201-573-3052) or myself.

Sincerely,

Herbert L. Henkel
Chairman, President and
Chief Executive Officer

cc:  Rob Butler

Attachments:	Elected Officer Supplemental (Pension) Program
Ingersoll-Rand Key Benefits Summary
Executive Health Program Summary

Offer Accepted By:

/s/ James R. Bolch	August 25, 2005
James R. Bolch	Date